Fero Industries Signs Definitive Agreement to Acquire Sucanon® Diabetes Treatment

Calgary, Canada - Fero Industries, Inc. (FROI - OTCBB) (the “Company”) is pleased to announce that it has entered into an Asset Acquisition Agreement with GVEST Inc., an Ontario Corporation, for the acquisition of certain intellectual property and other associated rights related to the production, marketing, and distribution of Sucanon®, a treatment for Type II diabetes.

Sucanon® is one of only three approved drugs in the $5.6 billion dollar market for a class of diabetic medications called "Insulin Sensitizers".   Pre-clinical and clinical studies in China and Brazil show that Sucanon® and other insulin sensitizer’s lower a patient's blood sugar by increasing the muscle, fat and liver’s sensitivity to the body's own naturally produced insulin.

Sucanon® is currently approved as an Over-The-Counter ("OTC") remedy for Type II diabetes by regulatory authorities in Mexico and is distributed under an agreement with Merck S.A. de C.V. in Mexico and throughout Latin America.  Sucanon® is available in Mexico at both Costco and Wal-Mart.   Mexico is the eighth largest pharmaceutical market and has one of the largest diabetic populations in the world.

"The signing of this agreement detailing the terms for the purchase of Sucanon® moves our growth-by-acquisition strategy one step closer to its first significant accomplishment," said Mr. Kyle Schlosser, President and CEO and Fero Industries.  "There may be global market potential for Sucanon® and we look forward to further developing distribution channels for the benefit of Type II diabetes sufferers.

The Asset Acquisition Agreement is subject to customary closing conditions and completion of necessary due diligence.  It is anticipated that the Agreement will close on or prior to June 30, 2010.

About Fero Industries Inc.

Fero Industries, Inc. (FROI - OTCBB) is a publicly traded company.  Fero’s mission is to acquire healthcare related companies, products, and technologies that have large market potential, improve the quality of care, or have unmet needs.

Fero’s initial focus is on diabetes.  The Company has acquired the rights to Sucanon®.  Sucanon® is a member of a class of diabetic medications called insulin sensitizers.  Insulin sensitizers lower blood sugar by increasing the muscle, fat and liver’s sensitivity to insulin.  Insulin sensitizers are blood sugar normalizing or euglycemic drugs that help return the blood sugar to the normal range without the risk of low blood sugars.  Fero's strategy is to extend its product offering by acquiring other products in the bioceutical market place.

Investor Contact:

Michael Irving, 1-866-998-9669 Ext.150

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Fero Industries, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements.

The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."